Exhibit 10.1

F. Michael Crowley
[ADDRESS REDACTED]

Dear Mike:
This Letter Agreement by and between you and Markel Corporation (the “Company”) is entered into this 16th day of November to memorialize the terms of (i) an arrangement whereby you will transition your duties and responsibilities post-retirement to others at the Company (the “Transition Arrangement”) and (ii) an arrangement whereby you will provide consulting services to the Company on an on-going basis (the “Consulting Arrangement”).

Transition Period:	The Transition Arrangement will begin on January 1, 2018, the day after the date you announced as your retirement date, December 31, 2017, and will extend through December 31, 2018.
Duties during the

Transition Period:
During the Transition Period you will advise, counsel and assist in the transition of your duties and responsibilities to designated employees of the Company. In particular, you will facilitate the transition of the Company’s material business partner relationships of which you have current responsibility and oversight to designated employees of the Company. As your duties and responsibilities are transitioned you shall continue to carry out the Company’s business objectives of which you have current responsibility and oversight. You agree to spend the requisite time necessary to accomplish these objectives, including attending meetings with existing and prospective business partners and industry events on behalf of the Company as requested. You acknowledge that satisfying these duties and responsibilities shall include travel outside of Richmond, Virginia. You also agree to make yourself reasonably available to the Company to advise, counsel, assist and represent the Company as requested, providing advance notice of any dates you may be unavailable (e.g. vacation dates).

Compensation during

Transition Period:
During the Transition Period, (i) your base salary shall be the same as your base salary during 2017 (paid bi-weekly), (ii) your performance-based short-term bonus opportunity for 2018 shall be the same as for 2017 based upon the performance criterion set by the Compensation Committee for those participating in the short-term bonus program for 2018 (to be paid in cash during the first quarter of 2019, if and to the degree performance criterion are met), and (iii) your performance-based long-term bonus opportunity for 2018 shall be the same as for 2017 based upon the performance criterion set by the Compensation Committee for those participating in the long-term restricted stock unit program for 2018 (to be paid in cash during the first quarter of 2019, if and to the degree performance criterion are met).

Markel Corporation
4521 Highwoods Parkway, Glen Allen, VA 23060-9817 (800) 446-6671 (804) 747-0136
www.markelcorp.com

F. Michael Crowley

Benefits during

Transition Period:	During the Transition Period the Company shall provide you with benefits no less favorable to the benefits you had immediately prior to the day you retired.

Consulting Period:
The Consulting Arrangement will begin on January 1, 2019, and will initially run through December 31, 2021 (the “Initial Consulting Period”) and shall automatically renew for additional one year periods (each a “Successive Consulting Period”) unless otherwise terminated by either party at least 45 days prior to the end of the Initial Consulting Period or any Successive Consulting Period, as applicable (each a “Consulting Period”).

Duties during the

Consulting Period:
During the Consulting Period you will make yourself reasonably available to the Company, to advise, counsel, assist and represent the Company as requested, providing advance notice of any dates you may be unavailable (e.g. vacation dates).

Compensation during

Consulting Period:
An annual retainer fee of $150,000 will be paid to you promptly in four equal quarterly installments, on or after January 1, April 1, July 1 and October 1, during the Initial Consultancy Period and each Successive Consultancy Period, as applicable.

Benefits during

Consulting Period:	There will be no benefits provided during the Consulting Period.
Termination

for Cause:
During the Transition Period and the Consulting Period, as applicable, the Company may by action of the Executive Chairman or Board of Directors elect to terminate the Company’s obligations under this Letter Agreement for “Cause.” Termination for Cause shall be made upon 30 days’ written notice, and upon expiration of the 30-day notice period, all obligations of the Company to you shall cease, though monies owed and benefits due through the expiration of the 30-day notice period will be paid and provided. Cause is defined as (i) continued and deliberate neglect by you, after receipt of notice thereof, of your duties as specified herein, as the case may be, other than as a result of a physical or mental disability; (ii) conduct by you which may result in material injury to the reputation of the Company, including by way of example but not limitation, commission of a felony, bankruptcy, insolvency or general assignment for the benefit of creditors; (iii) active disloyalty such as aiding a competitor, including but not limited to, violating the non-compete and non-solicit obligations set forth below; and (iv) your breach of confidentiality or trade secret obligations owing to the Company as described below.

F. Michael Crowley

Non-Compete

and Non-Solicit:
As consideration for and to induce you to enter into this Letter Agreement, you agree that during the Transition Period and for a period of twelve months thereafter, unless otherwise mutually agreed to in writing by the parties, you may not (i) directly or indirectly serve in an executive or sales position for an entity that competes with the Company or its subsidiaries or (ii) solicit or hire for employment, directly or indirectly, employees of the Company or its subsidiaries.

Confidentiality
and Trade Secret

Obligations:	As consideration for and to induce you to enter into this Letter Agreement, you agree that:

(A)
All information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by you or by the Company or any of its subsidiaries or corporate affiliates before or during the term of this Letter Agreement, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates. Confidential Information does not include information which (i) is or was already in your possession before the Transition Period and Consulting Period, as applicable, as well as your employment with the Company or, (ii) becomes generally available to the public other than as a result of a disclosure by you, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not known to you to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

(B)
All records of and materials relating to Confidential Information or other information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by you or by the Company or any of its subsidiaries or corporate affiliates before your employment with the Company and during the Transition Period and Consulting Period, as applicable, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be.

(C)	Except in the regular course of carrying out your responsibilities and duties during the Transition Period or Consulting Period, as applicable, or as the

F. Michael Crowley

Company may expressly authorize or direct in writing, you shall not, during or after the Transition Period or the Consulting Period, as applicable, copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any such Confidential Information. You further agree that during the term of the Transition Period and Consulting Period, as applicable, you shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to Confidential Information or other information and that upon the termination of the Transition Period or Consulting Period, as applicable, shall deliver the same to the Company and its subsidiaries and corporate affiliates.
Reporting

Relationship:	During the Transition Period and during the Consulting Period, as applicable, your reporting relationship will be to the Executive Chairman of the Company.
Office/Computer/
Phone/Secretarial

Services:
During the Transition Period and during the Consulting Period, as applicable, an office, computer and phone will be made available to you as well as secretarial and administrative services which will be provided by your current assistant.

Expenses:	During the Transition Period and during the Consulting Period, as applicable, documented expenses incurred by you on behalf the Company shall be reimbursed.

Survival:
The agreements made by you under the headings “Non-Compete and Non-Solicit” and “Confidentiality and Trade Secrets Obligations” shall survive termination of this Letter Agreement and the Transition Period and Consulting Period, as applicable. Each such agreement made by you shall be construed as an agreement independent of any other provision of this Letter Agreement, and the existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement of the agreements. You acknowledge and agree that the Company will sustain irreparable injury in the event of a breach or threatened breach by you of those agreements and that the Company does not and will not have any adequate remedy at law for such breach or threatened breach. Accordingly, you agree that if you breach or threaten to breach any such covenant or agreement, the Company shall be entitled to immediate injunctive relief. The foregoing shall not, however, be deemed to limit the Company’s remedies at law or in equity for any such breach or threatened breach.

Governing Law

and Venue:
This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (without giving effect to its choice of law principles) and any suit, action or proceeding arising out of this Letter

F. Michael Crowley

Agreement shall be instituted in the federal or state courts located in Richmond, Virginia.
Acknowledgement

and Agreement:
You hereby acknowledge and agree that your voluntary termination of employment satisfies the provision of Section 6(a) of the Amended and Restated Executive Employment Agreement dated February 2, 2009 between you and the Company which thereby releases the Company’s obligations to you under such agreement.

Michael, we are so very grateful for your many years of dedicated service and the value of the many contributions you have made. We appreciate your willingness to make yourself available to the Company in the years to come.
Please acknowledge your acceptance of these terms and conditions by signing below.
Sincerely,

/s/Alan I. Kirshner
Alan I. Kirshner
Chairman of the Board and Executive Chairman

Seen and agreed to:

/s/ F. Michael Crowley
F. Michael Crowley